UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 17, 2004


                           WKI HOLDING COMPANY, INC.
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            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                      022-28646              16-1403318
          -----------                    ----------          ---------------
(STATE OR OTHER JURISDICTION OF   (COMMISSION FILE NUMBER)  (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                             IDENTIFICATION NO.)


               11911 FREEDOM DRIVE, SUITE 600, RESTON, VA 20190
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              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                (703) 456-4700
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             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)



ITEM 5. OTHER EVENTS.

On June 18, 2004, WKI Holding Company, Inc. ("World Kitchen") announced that, on June 17, 2004, it successfully completed the tender offer and consent solicitation through which it has repaid $113.5 million of 12% Senior Subordinated Notes due 2010, which had an original principal amount of $123.2 million. World Kitchen has now eliminated more than 60% of its funded debt since January 2003, from approximately $365 million to $140 million.

As a result of its debt reduction efforts, World Kitchen has lowered its annual interest expense by over $19 million, and has no borrowings outstanding under its $75 million revolving credit facility. World Kitchen's financial leverage as of the completion of the tender offer is expected to be slightly avove 50%, as measured by debt to total capitalization and adjusted to reflect the reduction in funded debt.

The tender offer for the Senior Subordinated Notes was funded using the proceeds of World Kitchen's recently completed sale of its OXO International business. This transaction, which permits World Kitchen to sharpen its focus on its portfolio of well-known brands, is just one of several initiatives World Kitchen has taken to improve its financial and operational performance over the past 18 months.

The tender offer commenced May 18, 2004 and expired on June 16, 2004 with strong participation of more than 92% of the subordinated notes tendered.

World Kitchen continues to be a privately held company. As a result of the completion of the tender offer, World Kitchen is no longer obligated to and will cease filing reports with the Securities and Exchange Commission.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.


(c) Exhibits. The following exhibits are filed with this document:


         99.1 Press Release issued by WKI Holding Company, Inc., dated June 18, 2004, regarding the completion of the tender offer and the consent solicitation.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 18, 2004

WKI HOLDING COMPANY, INC.
(Registrant)



By: /s/ Raymond J. Kulla
    ----------------------------
Name:   Raymond J. Kulla
Title:  Vice President and General Counsel

                               INDEX TO EXHIBITS


EXHIBIT NO.     DESCRIPTION OF EXHIBIT

  99.1 Press Release issued by WKI Holding Company, Inc., dated June 18, 2004, regarding the completion of the tender offer and the consent solicitation.